Exhibit 99.1



                            Explanation of Responses


(1) Mr. Larry N. Feinberg ("Mr. Feinberg") serves as: (i) managing member of Oracle Associates, LLC ("Oracle Associates"), which is general partner of Oracle Partners, L.P. ("Oracle Partners") and certain other investment funds and accounts (together with Oracle Partners, the "Domestic Funds"); and (ii) sole shareholder and president of Oracle Investment Management, Inc., a Delaware corporation (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities held by several investment funds and accounts (including the Oracle Management Inc. Employees Retirement Account) (the "Foreign Funds" and, together with the Domestic Funds, the "Funds"). The shares of common stock, par value $0.10 per share, of the issuer ("Common Stock") to which this note pertains are held directly by the Funds, which Mr. Feinberg may be deemed to beneficially own by virtue of the foregoing relationships. In accordance with instruction 4(b)(iv), the entire number of shares of Common Stock that may be deemed to be beneficially owned by Mr. Feinberg by virtue of such relationships is reported herein. Mr. Feinberg disclaims any beneficial ownership of the securities held by the Funds for purposes of
     Section 16 of the Securities Exchange Act of 1934, except to the extent of Mr. Feinberg's pecuniary interest.

(2) Mr. Feinberg serves as trustee of The Feinberg Family Foundation (the "Foundation") which holds the shares of Common Stock to which this note pertains. Mr. Feinberg may be deemed to beneficially own such shares by virtue of his position as trustee. In accordance with instruction 4(b)(iv), the entire number of shares of Common Stock that may be deemed to be beneficially owned by Mr. Feinberg by virtue of such position is reported herein. Mr. Feinberg disclaims any beneficial ownership of the securities held by the Foundation for purposes of Section 16 of the Securities Exchange Act of 1934, except to the extent of Mr. Feinberg's pecuniary interest.

(3) The shares of Common Stock to which this note pertains are held directly by the Domestic Funds, which Oracle Associates may be deemed to beneficially own by virtue of the relationships set forth in note (1) above. In accordance with instruction 4(b)(iv), the entire number of shares of Common Stock that may be deemed to be beneficially owned by Oracle Associates by virtue of such relationships is reported herein. Oracle Associates disclaims any beneficial ownership of the securities held by the Domestic Funds for purposes of Section 16 of the Securities Exchange Act of 1934, except to the extent of Oracle Associates' pecuniary interest.